Ceribell Reports Fourth Quarter and Full Year 2024 Financial Results

Sunnyvale, Calif. – February 25, 2025 – CeriBell, Inc. (Nasdaq: CBLL) (“Ceribell”), a medical technology company focused on transforming the diagnosis and management of patients with serious neurological conditions, today reported financial results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter 2024 & Recent Highlights

•
Reported total revenue of $18.5 million in the fourth quarter of 2024, a 41% increase compared to the same period in 2023
•
Delivered total revenue of $65.4 million for the full year of 2024, a 45% increase over the prior year
•
Ended the year with 529 total active accounts
•
Achieved gross margin of 88% in the fourth quarter of 2024 and 87% for the full year of 2024
•
Submitted 510(k) application for pediatric Clarity™ algorithm to U.S. Food and Drug Administration
•
Announced that Senior Vice President of Sales, Sean Manni, will be promoted to Chief Revenue Officer
•
Achieved new milestone in treating over 200,000 patients

“2024 was a transformative year for Ceribell, as we advanced our mission to become the standard of care for seizure management while executing key strategic initiatives, including our recent initial public offering. Our team meaningfully expanded adoption of the Ceribell System across new and existing accounts, raised awareness of seizures in the acute care setting within the medical community, and continued to cement our position as the category leader through clinical innovation and data generation,” said co-founder and CEO Jane Chao, Ph.D. “Looking to 2025, we are committed to enabling better clinical outcomes for a record number of neurology patients while advancing several strategies designed to expand our indications so that we can address the unmet needs of many more patients and achieve our goal of making EEG a vital sign.”

Fourth Quarter 2024 Financial Results

Total revenue in the fourth quarter of 2024 was $18.5 million, a 41% increase from $13.1 million in the fourth quarter of 2023. The increase was primarily driven by continued commercial traction, resulting from adoption by new accounts and continued expansion within the company’s active account base. Product revenue for the fourth quarter of 2024 was $14.1 million, representing an increase of 41% from $10.0 million in the fourth quarter of 2023. Subscription revenue for the fourth quarter of 2024 was $4.4 million, representing an increase of 40% from $3.1 million in the fourth quarter of 2023.

Gross profit in the fourth quarter of 2024 was $16.2 million, compared to $11.1 million for the fourth quarter of 2023. Gross margin for the fourth quarter of 2024 was 88%, compared to 85% for the same period in 2023.

Operating expenses in the fourth quarter of 2024 were $29.1 million, compared to $19.5 million for the fourth quarter of 2023, representing an increase of 49%. The increase in operating expenses was primarily attributable to investments in the company’s commercial organization, increased headcount to support the growth of the business, and legal, accounting, and professional service fees related to the transition to becoming a public company.

Net loss in the fourth quarter of 2024 was $12.6 million, or $0.40 net loss per share, compared to a net loss of $8.3 million, or $1.53 net loss per share, for the same period in 2023.

Full Year 2024 Financial Results

Total revenue in the full year of 2024 was $65.4 million, a 45% increase from $45.2 million in the full year of 2023. The increase was primarily driven by continued commercial traction, resulting from adoption by new accounts and continued

expansion within the company’s active account base. Product revenue for the full year of 2024 was $50.1 million, representing an increase of 45% from $34.6 million in the full year of 2023. Subscription revenue for the full year of 2024 was $15.4 million, representing an increase of 44% from $10.7 million in the full year of 2023.

Gross profit in the full year of 2024 was $56.8 million, compared to $38.2 million for the full year of 2023. Gross margin for the full year of 2024 was 87% compared to 84% for the same period in 2023.

Operating expenses in the full year of 2024 were $96.5 million, compared to $68.2 million for the full year of 2023, representing an increase of 41%. The increase in operating expenses was primarily attributable to investments in the company’s commercial organization, increased headcount to support the growth of the business, and legal, accounting, and professional service fees related to our transition to a public company.

Net loss in the full year of 2024 was $40.5 million, or $3.39 net loss per share, compared to a net loss of $29.5 million, or $5.56 net loss per share, for the same period in 2023.

Cash and cash equivalents totaled $194.4 million as of December 31, 2024.

2025 Financial Outlook

Ceribell expects revenue for the full year 2025 to be in the range of $81 million to $85 million, representing growth of approximately 24% to 30% over the company’s prior year revenue.

Webcast and Conference Call Details

Ceribell will host a conference call today, February 25, 2025, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its fourth quarter and full year 2024 financial results. Investors interested in listening to the conference call may do so by dialing (800) 715-9871 for domestic callers or (646) 307-1963 for international callers and providing access code 3782735. A live and archived webcast of the event will be available on the “Investor Relations” section of the Ceribell website at https://investors.ceribell.com/.

Forward-Looking Statements

Except where otherwise noted, the information contained in this earnings release and the related attachments is as of February 25, 2025. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments. This earnings release and the related attachments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about, among other topics, our anticipated operating and financial performance, including financial guidance and projections; business plans, strategy, goals and prospects; and expectations for our products. Given their forward-looking nature, these statements involve substantial risks, uncertainties and potentially inaccurate assumptions, and we cannot ensure that any outcome expressed in these forward-looking statements will be realized in whole or in part. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning. Ceribell’s financial guidance is based on estimates and assumptions that are subject to significant uncertainties. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following: risks related to our limited operating history and history of net losses; our ability to successfully achieve substantial market acceptance and adoption of our products; competitive pressures; our ability to adapt our manufacturing and production capacities to evolving patterns of demand, governmental actions and customer trends; the manufacturing of a substantial number of our product components and their assembly in China; product defects or complaints and related liability; the complexity, timing, expense, and outcomes of clinical studies; our ability to obtain and maintain adequate coverage and reimbursement levels for our products; our ability to comply with changing laws and regulatory requirements and resulting costs; our dependence on a limited number of suppliers; and other risks and uncertainties, including those described under the heading “Risk Factors” in our Registration Statement on Form S-1, Quarterly Report on Form 10-Q, and other reports filed with the U.S. Securities and Exchange Commission (“SEC”). These filings, when made, are available on the Investor Relations section of our website at https://investors.ceribell.com/ and on the SEC’s website at https://sec.gov/.

About CeriBell, Inc.

Ceribell is a medical technology company focused on transforming the diagnosis and management of patients with serious neurological conditions. Ceribell has developed the Ceribell System, a novel, point-of-care electroencephalography (“EEG”) platform specifically designed to address the unmet needs of patients in the acute care setting. By combining proprietary, highly portable, and rapidly deployable hardware with sophisticated artificial intelligence (“AI”)-powered algorithms, the Ceribell System enables rapid diagnosis and continuous monitoring of patients with neurological conditions. The Ceribell System is FDA-cleared (510(k)) for indicating suspected seizure activity and currently utilized in intensive care units and emergency rooms across the U.S. Ceribell is headquartered in Sunnyvale, California. For more information, please visit www.ceribell.com or follow the company on LinkedIn.

Investor Contacts

Brian Johnston or Laine Morgan

Gilmartin Group

Investors@ceribell.com

Media Contact

Corrie Rose

Press@ceribell.com

Ceribell, Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Revenue
Product revenue	$14,147	$10,007	$50,079	$34,568
Subscription revenue	4,387	3,124	15,365	10,657
Total revenue	18,534	13,131	65,444	45,225
Cost of revenue
Product cost of goods sold	2,136	1,868	8,209	6,630
Subscription cost of revenue	160	147	485	432
Total cost of revenue	2,296	2,015	8,694	7,062
Gross profit	16,238	11,116	56,750	38,163
Operating expenses
Research and development	3,913	2,688	13,562	8,995
Sales and marketing	15,243	10,815	49,055	38,922
General and administrative	9,966	5,994	33,842	20,287
Total operating expenses	29,122	19,497	96,459	68,204
Loss from operations	(12,884)	(8,381)	(39,709)	(30,041)
Interest expense	(499)	(513)	(1,992)	(2,098)
Change in fair value of warrant liability	(1,079)	48	(1,496)	48
Other income, net	1,886	572	2,742	2,638
Loss, before provision for income taxes	(12,576)	(8,274)	(40,455)	(29,453)
Provision for income tax expense	—	—	—	(11)
Net loss and comprehensive loss	$(12,576)	$(8,274)	$(40,455)	$(29,464)
Net loss per share attributable to common stockholders:
Basic and diluted	(0.40)	(1.53)	(3.39)	(5.56)
Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	31,205,891	5,395,748	11,949,973	5,303,715

Ceribell, Inc.

Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	December 31,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$194,370	$34,495
Accounts receivable, net	10,878	7,955
Inventory	6,937	5,868
Contract costs, current	1,837	1,515
Prepaid expenses and other current assets	3,250	2,130
Total current assets	217,272	51,963
Property and equipment, net	2,313	1,577
Operating lease right-of-use assets	2,132	2,160
Contract costs, long-term	1,507	1,238
Other non-current assets	2,188	1,984
Total assets	$225,412	$58,922
Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities
Accounts payable	$1,143	$732
Accrued liabilities	10,052	7,540
Contract liabilities, current	97	206
Notes payable, current	—	11,833
Operating lease liability, current	1,088	694
Other current liabilities	609	595
Total current liabilities	12,989	21,600
Long-term liabilities
Notes payable, long-term	19,558	—
Contract liabilities, long-term	30	44
Other liabilities, long-term	356	441
Operating lease liability, long-term	1,314	1,677
Total long-term liabilities	21,258	2,162
Total liabilities	$34,247	$23,762
Commitments and contingencies
Redeemable convertible preferred stock, $0.001 par value;
Authorized shares: none and 46,624,838 shares as of December 31, 2024 and December 31, 2023, respectively
Issued and outstanding shares: none and 17,817,643 shares as of December 31, 2024 and December 31, 2023, respectively
Aggregate liquidation preference of none and $152,590 as of December 31, 2024 and December 31, 2023, respectively	—	147,412
Stockholders’ deficit
Preferred stock, $0.001 par value;
Authorized shares: 10,000,000 and none shares as of December 31, 2024 and December 31, 2023, respectively
Issued and outstanding shares: none as of December 31, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.001 par value;
Authorized shares: 500,000,000 and 76,046,350 as of December 31, 2024 and December 31, 2023, respectively
Issued and outstanding shares: 35,850,606 and 5,430,298 as of December 31, 2024 and December 31, 2023, respectively	36	5
Additional paid-in capital	358,073	14,232
Accumulated deficit	(166,944)	(126,489)
Total stockholders’ deficit	191,165	(112,252)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$225,412	$58,922